Exhibit 99.1
                                                For further information contact:
                                                Neal H. Sanders (781) 302-2439
                                                For release: September 27, 2004
                                                                    at 4:30 p.m.

                 RVSI Amends Fiscal 2004 Fourth Quarter Outlook

NASHUA, NEW HAMPSHIRE -- Robotic Vision Systems, Inc. (RVSI) (RVSI.OB), a leading supplier of inspection systems for the semiconductor industry and machine vision equipment for all industries, today said that revenues for the quarter ending September 30, 2004, are expected to be in a range of $14 million to $16 million, an increase from the $13.6 million reported by the company in its quarter ended June 30, 2004, but below the $20 - $23 million guidance provided by the company on its third quarter conference call in early August.

         "Our Semiconductor Equipment Group is not seeing the end-of-quarter book-and-ship business that has characterized the past several quarters," said Pat V. Costa, Chairman and CEO of RVSI. "We see a high degree of interest, especially in wafer inspection products, but that interest has not translated into the expected volume of orders."

         Mr. Costa said the company's experience mirrored reports from other companies serving the test, assembly and packaging, or "back end" of the semiconductor industry. "We believe these are order delays rather than competitive losses. Several of our major customers tell us they expect to resume volume equipment purchases in October and November." About RVSI Robotic Vision Systems, Inc. (RVSI) (RVSI.OB) has the most comprehensive line of machine vision systems available today. Headquartered in Nashua, New Hampshire, with offices worldwide, RVSI is the world leader in vision-based semiconductor inspection and Data Matrix-based unit-level traceability. Using leading-edge technology, RVSI joins vision-enabled process equipment, high- performance optics, lighting, and advanced hardware and software to assure product quality, identify and track parts, control manufacturing processes, and ultimately enhance profits for companies worldwide. Serving the semiconductor, electronics, aerospace, automotive, pharmaceutical and packaging industries, RVSI holds more than 100 patents in a broad range of technologies. For more information visit www.rvsi.com or call (800) 669-5234. Forward Looking Statement Except for the historical information herein, certain matters discussed in this release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based on a number of factors, including, but not limited to: the historical cyclical nature of the semiconductor industry, risks in products and technology development, market acceptance of new products and continuing product demand, the impact of competitive products and pricing, changing economic conditions, both here and abroad, timely development and release of new products, strategic suppliers and customers, the effect of the company's accounting policies and other risk factors detailed in the Company's annual report on Form 10-K, and other filings with the Securities and Exchange Commission.